SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                   Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                                PhotoWorks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    812572105
                    ----------------------------------------
                                 (CUSIP Number)





                                November 18, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)

       [X]   Rule 13d-1(c)

       [ ]   Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------------                       ---------------------------
CUSIP No.  812572105                    13G           PAGE 2 OF 8 PAGES
-----------------------------                       ---------------------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Sawtooth Partners, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [x]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                   0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                    933,040
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                      0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                   933,040
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          933,040
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No.  812572105                    13G           PAGE 3 OF 8 PAGES
-----------------------------                       ---------------------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Sawtooth Capital Management, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [x]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                   0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                    1,095,540
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                      0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                   1,095,540
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,095,540
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN, IA
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No.  812572105                    13G           PAGE 4 OF 8 PAGES
-----------------------------                       ---------------------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Sawtooth Capital Management, Inc.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [x]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                   0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                    1,157,540
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                      0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                   1,157,540
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,157,540
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.0%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No.  812572105                    13G           PAGE 5 OF 8 PAGES
-----------------------------                       ---------------------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bartley Boyd Blout
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [x]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                   0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                    1,157,540
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                      0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                   1,157,540
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,157,540
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.0%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No.  812572105                    13G           PAGE 6 OF 8 PAGES
-----------------------------                       ---------------------------


Item 1(a).        Name of Issuer.
                       PhotoWorks, Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices.
                       1260 16th Avenue West, Seattle, WA  98119



Item 2(a).        Names of Persons Filing. This statement is being filed by:
                       a. Sawtooth Capital Management, L.P. ("SCMLP");

                       b. Sawtooth Capital Management, Inc. ("SCMI");

                       c. Sawtooth Partners, L.P. ("SPLP"); and

                       d. Bartley B. Blout ("Mr. Blout");
                          each a "Reporting Person" and together the "Reporting Persons".


Item 2(b).        Address of Principal Business Office or, if none, Residence.
                       THE ADDRESS OF THE PRINCIPAL BUSINESS AND THE PRINCIPAL OFFICE OF THE REPORTING PERSONS IS 1801 CENTURY PARK EAST, SUITE 460, LOS ANGELES, CA 90067.


Item 2(c).        Citizenship.
                       See Item 4 of the cover sheet for each Reporting Person.


Item 2(d).        Title of Class of Securities.
                       Common Stock, par value $ 0.01 per share.

-----------------------------                       ---------------------------
CUSIP No.  812572105                    13G           PAGE 7 OF 8 PAGES
-----------------------------                       ---------------------------



Item 2(e).        CUSIP Number. 812572105


Item 3.                N/A

                  If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to ss.240.13d-1(c), check this box [X].


Item 4.           Ownership.

                       See Items 5-9 and 11 on the cover sheet for each
                        Reporting Person.


Item 5.           Ownership of Five Percent or Less of a Class.

                       Inapplicable.


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                       SCMLP is a registered investment adviser whose clients, including SPLP, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Issuer. No individual client, other than SPLP, holds more than 5% of the common stock of the Issuer. SCMLP is the sole general partner of SPLP. SCMI is the sole general partner of SCMLP. Mr. Blout is the president and the controlling shareholder of SCMI.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                       Inapplicable.


Item 8.           Identification and Classification of Members of the Group.

                       See Items 2(a) and 6 of this Schedule.

-----------------------------                       ---------------------------
CUSIP No.  812572105                    13G           PAGE 8 OF 8 PAGES
-----------------------------                       ---------------------------



Item 9.           Notice of Dissolution of Group.

                       Inapplicable.


Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 23, 2000


SAWTOOTH CAPITAL MANAGEMENT, L.P.

By:   Sawtooth Capital Management, Inc.
      General Partner


      /s/ Bartley B. Blout
      ----------------------------
      By: Bartley B. Blout
      President



SAWTOOTH PARTNERS, L.P.

By:   Sawtooth Capital Management, L.P.
      General Partner



      By: Sawtooth Capital Management, Inc.
          General Partner


      /s/ Bartley B. Blout
      ---------------------------
      By: Bartley B. Blout
      President


/s/  Bartley B. Blout
------------------------
Bartley B. Blout